EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT
                                   (Paul Hart)

         This Employment Agreement (this "Agreement"), dated as of October 2, 1998 is made by and between Paul Hart (the "Executive") and Samuels Jewelers, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the Company and the Executive entered into an agreement as approved by the United States Bankruptcy Court located in Los Angeles, California in or around September 1997 (the "Original Employment Agreement") and now wish to supersede the Original Employment Agreement pursuant to this agreement; and

         WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services hereunder;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Employment.

         Subject to Section 7, the Company hereby employs the Executive, and the Executive hereby accepts such employment during the Term of Employment, as Senior Vice President, MIS to perform such duties and responsibilities, consistent with such position, as may be reasonably assigned to the Executive from time to time by the Chief Financial Officer ("CFO") of the Company or his designee. (The definitions of capitalized terms used in this Agreement are contained in Section 9 of this Agreement.)

2.       Devotion of Time.

         During the Term of Employment, the Executive shall perform his duties hereunder faithfully and to the best of his ability, at the principal executive office of the Company, under the direction of the CFO or his designee. Except for vacations and reasonable absences due to temporary illness and incapacity, the Executive shall devote his full business time and attention to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) make and manage passive personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, without seeking or obtaining approval by the Board of Directors of the Company (the "Board"), provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder, and (ii) with the approval of the Board, may serve on the boards of directors of other corporations or any trade association. Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, or any public, private, industry, professional, regulatory or




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licensing authority (collectively, the "Regulations"). Executive shall act in good faith in accordance with all Regulations.

3.       Term of Employment.

         The term of the Executive's employment hereunder shall commence on the effective date of the Plan of Reorganization of the Company (the "Effective Date") and shall end on the last day of the third full calendar year following such date (the "Expiration Date"); provided, however, that on the Expiration Date, and on each anniversary of the Expiration Date (the Expiration Date and the date of each anniversary thereof being a "Renewal Date"), the term shall be automatically extended so as to terminate one (1) year from such Renewal Date, unless at least 90 days prior to such Renewal Date either party hereto gives written notice to the other that the term shall not be so extended. Notwithstanding anything to the contrary herein, it is hereby acknowledged and understood that either party may give notice to the other at least 90 days prior to the Expiration Date or any Renewal Date of its intent to renegotiate the Terms of this Agreement in good faith, and such notice shall not be treated as a notice of non-renewal for purposes of the definition of "Good Reason" or any other purpose hereunder. The term, as extended in the manner described in the preceding sentence, is referred to herein as the "Term of Employment." Notwithstanding the foregoing, the Term of Employment may be terminated prior to the expiration thereof, by the Company pursuant to Section 7.2 or by the Executive pursuant to Section 7.3, in which event the Term of Employment shall end on the Date of Termination.

4.       Compensation.

         During the Term of Employment, the Executive shall be compensated as follows:

         4.1. Base Salary. The Company shall pay the Executive a base salary at the rate of $135,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review each year by the CFO in his sole discretion or by his designee in his designee's sole discretion, but shall in no event be decreased from its then-existing level.

         4.2. Annual Bonus. In addition, the Executive shall be eligible to receive a bonus ("Annual Bonus") with respect to each fiscal year of the Company, beginning with its year ended on or about May 31, 1999, to the extent that the performance targets for such year are achieved, provided, however, that his Annual Bonus shall not exceed an amount (the "Annual Bonus Cap") equal to 50% of his base salary for such year. Such performance targets shall be agreed upon by the Executive and the CFO or his designee in writing prior to the beginning of each fiscal year and shall be consistent with the performance targets established by the Compensation Committee (the "Compensation Committee") of the Board; provided, however, that for the fiscal year ending on or about May 31, 1999 such performance targets shall be established by the CFO in his sole discretion or by his designee in his designee's sole discretion, but consistent with the performance targets established by the Compensation Committee, as soon as practicable following the Effective Date, but in no event later than 60 days following the Effective Date. On the Annual Bonus Payment Date for such year,



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the Company shall pay the Executive his Annual Bonus determined based on actual achievement of the performance targets. If the Executive is actively employed by the Company on January 1 of each fiscal year during the Term of Employment, the Company shall advance to the Executive an amount equal to one-third of his Annual Bonus Cap for the fiscal year of the Company that includes such date. The Executive shall be entitled to retain this advance whether or not any of the performance targets are actually achieved and whether or not his employment by the Company terminates following payment of such amount.

         4.3.     Equity Signing Bonus.

                  4.3.1. On or promptly after the Effective Date, the Company shall award Executive an initial restricted stock bonus of a number of Company common shares equal to .5 percent of the Company's outstanding equity as of the Effective Date (the "Initial Grant") which shall be granted and conditioned upon the Executive executing a restricted stock agreement with terms and conditions consistent with this section 4.3 (such date of grant referred to hereinafter as the "Grant Date"). Twenty-five (25) percent of the Initial Grant shall be fully vested on the date of Grant Date. The remaining shares of the Initial Grant shall vest ratably on the first through third anniversaries of the Grant Date. The non-vested portion of the Initial Grant shall become fully vested in the event the Executive is terminated (i) by the Company without Cause (as defined below), (ii) by the Executive for "Good Reason" as defined below, (iii) as a result of the Death or Disability of the Executive, and (iv) in the event of a Change of Control. In the event the Executive voluntarily terminates his employment or is terminated for Cause, the non-vested portion of the Initial Grant shall be forfeited. Such shares shall be restricted so that no share may be transferred or alienated in any way (except as provided in Section 4.3.2 below and through passage under will or by the laws of descent and distribution upon the Executive's death) until the shares are vested, at which time the restriction will lapse with respect to the vested shares.

                  4.3.2. Within 30 days following the Grant Date, and within 30 days following each of the first and second anniversaries of the Grant Date unless the Executive's employment with the Company has terminated prior to either such anniversary, the Company will lend the Executive a single sum equal to the vesting date fair market value of the portion of the Initial Grant which vests on such date divided by .6 (the reciprocal of the highest marginal federal income tax bracket rounded up to the nearest whole percentage point) and reduced by the vesting date fair market value of the portion of the Initial Grant which vests on such date ((FMV / .6) - FMV) (respectively, the "First Loan," the "Second Loan," and the "Third Loan," and collectively, the Loans). The Loans will be on a full recourse basis and secured in accordance with the terms of a security agreement (in a form mutually agreed upon by the Company and the Executive). The Loans will bear interest at the minimum statutory interest rate necessary for tax purposes on the date each of such Loans is made. Interest on the Loans will be payable quarterly in arrears. The First Loan will be set forth in twelve (12) equal promissory notes, the Second Loan will be set forth in eight (8) equal promissory notes, and the Third Loan will be set forth in four
(4) equal promissory notes. The form of the promissory notes or the Loans shall be mutually agreed upon by the Company and the Executive, and shall be delivered by the Executive to the Company (collectively, the "Notes"). In the event the



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Employee voluntarily terminates his employment or is terminated for Cause, the unpaid portion of the Loans will be accelerated and all Notes will become due and payable within ninety (90) days of the Executive's Date of Termination.

         Within 30 days of the third anniversary of the Grant Date unless the Executive's employment with the Company has terminated prior to such third anniversary, the Company will award the Executive a bonus equal to the vesting date fair market value of the portion of the Initial Grant which vests on such anniversary date divided by .6 (the reciprocal of the highest marginal federal income tax bracket rounded up to the nearest whole percentage point) and reduced by the vesting date fair market value of the portion of the Initial Grant that has vested on such date ((FMV / .6) - FMV).

                  4.3.3. On each of the first twelve quarterly anniversaries of the Grant Date, the Company shall pay Executive a bonus equal to the principal (but not interest) amount of one of the Note or Notes due and payable on such date. In the event the Executive is terminated (i) by the Company without Cause (as defined below), (ii) by the Executive for "Good Reason" as defined below, or
(iii) as a result of the Death or Disability of the Executive, the Company shall pay the Executive or the Executive's estate, as the case may be, a one time lump sum bonus equal to the principal (but not interest) amount of any remaining outstanding Notes.

         4.4. Stock Options. Subject to the approval of either the Board or the shareholders or both, as required by applicable law, Executive will receive a grant of stock options on 12,500 shares of the Company's common stock representing .25 percent of the Company's common stock as of the Effective Date (the "Option") or on such later date as the required approvals are received (the "Option Grant Date"). The exercise price of the Option shall be the fair market value of a share of Company common stock on the Option Grant Date. Executive shall vest in one-third (1/3) of the Option on each of the first through third anniversaries of the Option Grant Date. The Option shall be an incentive stock option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, with respect to the maximum number of shares that can be granted under an ISO with the vesting period described above. The Option shall become fully vested in the event the Executive is terminated (i) by the Company without Cause (as defined below), (ii) by the Executive for "Good Reason" as defined below, (iii) as a result of the Death or Disability of the Executive, and (iv) in the event of a Change of Control. In the event the Employee voluntarily terminates his employment or is terminated for Cause, the non-vested portion of the Option shall be forfeited. The Option shall be evidenced by a Stock Option Agreement between the Company and the Executive (the form of which shall be mutually agreed upon by the Company and the Executive).

         4.5. Other Incentive Compensation. The Executive shall be entitled to participate at an appropriate level in all other compensation programs adopted by the Company as determined by the Board.



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5.       Reimbursement of Expenses.

         During the Term of Employment, the Company shall reimburse the Executive for expenses in accordance with the Company's policies and the rules and regulations of the Internal Revenue Service.

6.       Benefits.

         During the Term of Employment, the Executive shall be entitled to benefits, as follows:

         6.1. Company Plans. The Executive shall be entitled to perquisites and benefits established by the Company, from time to time, for management of the Company (including, without limitation, health and dental insurance, disability insurance, participation in the Company's 401(k) and deferred compensation plans), subject to the policies and procedures of the Company of general applicability in effect, from time to time, regarding participation in such benefits.

         6.2. Vacation. In addition, the Executive shall be entitled to three
(3) weeks of paid vacation during each year.

7.       Termination of Employment.

         7.1. Termination Due to Death or Disability. Subject to the payments contemplated by Section 7.8, the Executive's employment by the Company shall terminate upon the death of the Executive or upon the Executive becoming Disabled.

         7.2. Early Termination by the Company. Subject to the payments contemplated by Sections 7.4 and 7.5, the Executive's employment by the Company may be terminated at any time by the Company (after adoption of a resolution by the Board to do so) as follows:

                  7.2.1.   For Cause; or

                  7.2.2. For any other reason or no reason, it being understood that no reason is required.

Such termination by the Company shall be effected by delivery by the Company to the Executive of a written notice of termination (which notice shall include a copy of the resolution adopted by the Board), specifying the Date of Termination and stating in the case of termination for Cause, the grounds which the Board has determined exist for such termination, and shall be subject to the requirements for advance notice and opportunity to cure provided in this Agreement, if and to the extent applicable.

         7.3. Early Termination by the Executive. Subject to the payments contemplated by Sections 7.4 and 7.5, the Executive's employment by the Company may be terminated by the Executive at any time, as follows:


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                  7.3.1.   For Good Reason; or

                  7.3.2. For any other reason or no reason, it being understood that no reason is required.

Such termination by the Executive shall be effected by delivery by the Executive to the Company of a written notice of termination, specifying the Date of Termination and stating in the case of termination for Good Reason, the grounds which the Executive has determined exist for such termination, and shall be subject to the requirements for advance notice and opportunity to cure provided in this Agreement, if and to the extent applicable.

         7.4. Payments if Termination by the Company for Cause or by the Executive Without Good Reason. In the event that the Executive's employment by the Company is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall be obligated to:

                  7.4.1. Pay to the Executive his Accrued Salary and Benefits in a lump sum in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits which consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive); and

                  7.4.2. Pay to the Executive a prorated portion of the Annual Bonus with respect to the fiscal year of the Company in which the Date of Termination occurs, in a lump sum in cash, on the Annual Bonus Payment Date for such year, provided that the performance targets for such year are met.

         7.5. Payments if Termination by the Company Without Cause or by the Executive For Good Reason. In the event that the Executive's employment by the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall be obligated to:

                  7.5.1. Pay to the Executive his Accrued Salary and Benefits in a lump sum in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits which consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive);

                  7.5.2. Pay to the Executive in a lump sum within 5 business days after the Date of Termination an amount determined by multiplying (A) two times the Executive's annual base salary as in effect on the Date of Termination by (B) a fraction, the numerator of which is 36 minus the number of months the Executive has been in employed by the Company since the Effective Date, provided, however, that the numerator shall in no event be less than 18 and the denominator of which is 36; provided, however, that if the Executive's



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employment is terminated without Cause by the Company within 24 months of a
Change of Control or by the Executive in accordance with clause (v) of the definition of Good Reason and the consideration paid to the shareholders of the Company in connection with the event which triggered the Change of Control exceeds the fair market value per share of the Company's common shares as of the date of the Initial Grant (as set forth in Section 4.3), the numerator shall be 36; and

                  7.5.3. Pay to the Executive his full Annual Bonus without proration with respect to the fiscal year of the Company in which such Termination occurs, in a lump sum in cash, on the Annual Bonus Payment Date for such year, based on the Annual Bonus Cap for such year (without regard to whether the performance targets for such year have been met).

                  7.5.4.   Excise Tax Limitation.

                           (a) Notwithstanding anything contained in this
Agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended the Code, and the regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. The Company shall reduce or eliminate the Total Payments, by reducing or eliminating the portion of the Total Payments payable to the Executive under Section 7.5.2. In no event will the Executive be required to forfeit any equity (restricted stock or stock options) distributable or payable under the terms of this Agreement. If after eliminating the portion of the Total Payments payable to the Executive under Section 7.5.2, the remaining amount of the Total Payments is or will be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including and Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

                           (b) The determination of whether the Total Payments
shall be reduced as provided in Section 7.5.4. (a), the amount of such reduction, whether a Gross-Up Payment is required as provided in Section 7.5.4.(a), and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company from among the six largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments (or the Total Payments as reduced pursuant to Section 7.5.4(a)),



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it shall furnish the Executive with an opinion reasonably acceptable to the
Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If a Gross-Up payment is determined to be payable, it shall be paid to the Executive within five (5) days after the Determination is delivered to the Company or the Executive. Any determination by the Accounting Firm as to the amount of the Gross-Up shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall not in any event be obligated to return to the Company an amount greater than net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection 7.5.4.(a), which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

         7.6. Proration of Annual Bonus. For purposes of Section 7.4, the Executive's Annual Bonus with respect to any fiscal year of the Company shall be prorated by a fraction, the numerator of which is the number of months in such fiscal year in which the Executive was employed by the Company (including the month in which his employment was terminated) and the denominator of which is
12. The amount advanced, if any, to the Executive pursuant to Section 4.2 shall be credited against the payment of such prorated Annual Bonus. Notwithstanding anything to the contrary contained in this Agreement, if the Executive's employment by the Company is terminated due to his death or Disability, he shall be entitled to receive his full Annual Bonus without any proration thereof, but less any portion of such Bonus already paid him.

         7.7. Election to Defer. The Company shall implement a deferred compensation plan which shall entitle the Executive to elect to defer a portion of his Base Salary and Annual Bonus on terms mutually acceptable to the Company and the Executive.

         7.8. Payment if Termination due to Death or Disability. In the event that the Executive's employment by the Company is terminated due to the Executive's death or disability, the Company shall be obligated to:



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                  7.8.1. Pay to the Executive his Accrued Salary and Benefits,
in a lump sum in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits which consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive);

                  7.8.2. Pay to the Executive his full Annual Bonus without proration with respect to the fiscal year of the Company in which such Termination occurs, in a lump sum in cash, on the Annual Bonus Payment Date for such year, based on the Annual Bonus Cap for such year (without regard to whether the performance targets for such year have been met);

                  7.8.3. Pay to the Executive an amount equal to 18 months of the Executive's base salary as of the Date of Termination, with such payment to be made in equal monthly installments.

         The payments described in this Section 7.8 shall be in addition to any life insurance and disability benefits payable to the Executive from the Company.

         7.9. No Additional Severance Payments. Except as provided in Section 4.3., 4.4. and this Section 7, the Executive shall not be entitled to any payments by the Company in the event of the termination of his employment by the Company. In such event, the Executive shall have no obligation to seek other employment to mitigate damages and any income earned by the Executive from other employment or self-employment shall not be offset against any of the Company's payment obligations under this Section 7.

8.       Confidential Information.

         8.1. Nondisclosure of Confidential Information. During and after the Term of Employment, Executive will not disclose to any person, or use or otherwise exploit for the Executive's own benefit or for the benefit of anyone other than the Company, any Confidential Information of the Company, whether prepared by the Executive or not. At the request of the Company, the Executive agrees to deliver to the Company, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. The Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Company (and not to the Executive). The Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

         8.2. Exceptions to Nondisclosure Obligations. The provisions of Section
8.1 shall not apply to (i) information disclosed in the performance of the Executive's duties to the Company based on his good faith belief that such disclosure is in the best interests of Company; (ii) information that is public knowledge; (iii) information disseminated by the Company to third parties in the ordinary course of business; (iv) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a



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confidential relationship to the Company; (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive; or (vi) information necessary in order to enforce his rights under this Agreement or necessary to defend himself against a claim asserted directly or indirectly by the Company or any of its affiliated companies.

         8.3. Survival of Nondisclosure Obligations. The terms of this Section 8 shall survive the termination of this Agreement regardless of who terminates this Agreement or the reasons therefor.

9. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 9.

         "Accrued Salary and Benefits" means, as of the Date of Termination, the sum of (i) the Executive's base salary under Section 4.1 through such date to the extent not theretofore paid, and (ii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of such date to the extent not theretofore paid.

         "Annual Bonus" is defined in Section 4.2.

         "Annual Bonus Cap" is defined in Section 4.2.

         "Annual Bonus Payment Date" means with respect to any fiscal year of the Company, a date which is not later than thirty days after the day on which the Company's independent public accountants sign their report with respect to such year.

         "Board" is defined in Section 2.

         "Cause" shall mean any of the following:

         (i) The Executive's conviction for, or plea of nolo contendere to, any felony:

         (ii) The Executive's willful fraud or material dishonesty in connection with the Executive's performance of his duties hereunder;

         (iii) The Executive's failure, other than due to illness, disability or death or as a result of any event that constitutes Good Reason hereunder, to substantially perform his duties hereunder that results in material harm to the Company; or

         (iv) The Executive's negligence in the performance of his duties hereunder (other than arising solely due to physical or mental disability) that results in material harm to the Company;

in each case, for purposes of clauses (iii) and (iv), after the Board has provided the Executive with 30 days' written notice of such circumstances and the possibility of an event giving rise to termination for Cause, and the Executive fails to cure such circumstances within those 30 days.



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         "CFO" is defined in Section 1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Change of Control" shall mean the occurrence of (i) the dissolution or liquidation of the Company, (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or as a result of which it is the surviving corporation and its outstanding voting securities are converted to or reclassified as cash, securities of another corporation or other property (unless the principal purpose of such transaction is to change the state of the Company's incorporation), (iii) upon a sale of assets of the Company or its subsidiaries have a fair market value equal to more than 50% of the total fair market value of the Company's assets to an entity which is not controlling, controlled by or under common control with the Company, or (iv) the acquisition of a record or beneficial interest in more than 30% of the then outstanding voting securities of the Company, either in a single transaction or a series of transactions, by an entity or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder which is not an affiliate of the Company.

         "Company" is defined in the introduction.

         "Compensation Committee" is defined in Section 4.2.

         "Confidential Information" means any confidential information of the Company including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulas, improvements of other proprietary or intellectual property of the Company or relating to its business, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof, whether existing now or hereafter discovered or developed.

         "Date of Termination" means (i) in the event of a termination of the Executive's employment pursuant to Section 7.2, the date specified in the written notice of termination from the Company, (ii) in the event of a termination of the Executive's employment pursuant to Section 7.3, the date specified in the written notice of termination from the Executive, (iii) in the event of the Executive's death, the date of the Executive's death and (iv) in the event of the Executive's Disability, the date he is determined to be Disabled.

         "Disabled" or "Disability" means, with respect to the Executive, the occurrence of an event or events that renders the Executive with respect to his physical or mental condition unable to perform, in the view of the Board and as



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
certified in writing by a competent medical physician, his duties hereunder and which results in his being entitled to benefits under the Company's disability insurance plan.

         "Effective Date" is defined in the introduction.

         "Executive" means Paul Hart or his estate, if deceased.

         "Expiration Date" is defined in Section 3.

         "Good Reason" means any of the following:

                  (i) A change in the Executive's status, title, position or responsibilities (except for reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his or her status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason.

                  (ii) A breach by the Company of the compensation and benefit provisions set forth in Sections 4 through 6;

                  (iii) A written notice of non-renewal of this Agreement being given by the Company to the Executive pursuant to Section 3.

                  (iv) The inability of the Company and the Executive to reach agreement on the terms of a new employment agreement prior to the Expiration Date or any Renewal Date that follows notice by the Company to the Executive of its intent to renegotiate the terms of this Agreement.

                  (v) Any termination by the Executive within twenty-four (24) months of the occurrence of a Change in Control;

                  (vi) A material breach by the Company of any other term of this Agreement;

provided, however that none of the events described in (i) through (vi) above shall be considered Good Reason, if the Executive consents, in writing, to the proposed action by the Company which would otherwise constitute Good Reason prior to the time the event actually occurs; and further provided that no event described in clauses (i), (ii), (vi) above, shall be considered Good Reason until the Executive has provided the Company with written notice which (a) describes the event or occurrences which the Executive believes constitute Good Reason and (b) provides the Company with a minimum of fifteen (15) days in which to correct or address such events or occurrences, after which if no such correction occurs to the reasonable satisfaction of the Executive, such event shall be deemed to be Good Reason.


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
         "Renewal Date" is defined in Section 3.

         "Term of Employment" is defined in Section 3.

10.      General.

         10.1 Notice. Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner).

                                    If to Executive:
                                    Paul Hart
                                    8411 La Plata Loop
                                    Austin, TX 78737

         If to Company:             Samuels Jewelers, Inc.
                                    Suite 200
                                    2914 Montopolis Drive
                                    Austin, Texas 78741
                                    Attn:  Chairman of the Board

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

         10.2. Executive's Representations. The Executive hereby warrants and represents to the Company that the Executive has carefully reviewed this Agreement, including his obligations hereunder, and has consulted with such attorneys and advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive's prior employment which would be breached or violated by the Executive's execution of this Agreement or by the Executive's performance of his duties hereunder.

         10.3. Validity. If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

         10.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.



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
         10.5. Tax Withholding. The Company shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Company to or for the benefit of the Executive under this Agreement or otherwise. The Company may, at its option: (i) withhold such taxes from any cash payments owing from the Company to the Executive, (ii) require the Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations and/or (iii) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

         10.6. Waiver of Breach; Attorneys' Fees. The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action or commences an arbitration proceeding to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party's costs and expenses, including but not limited to, attorneys' fees, incurred in such action or proceeding.

         10.7. Governing Law. This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the state of Texas, except that no doctrine of choice of law shall be used to apply any law other than that of Texas, and no defense, counterclaim or right of set-off given or allowed by the laws of any other state or jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation, ordinance or decree of any foreign jurisdiction, shall be interposed in any action hereon.

         10.8. Specific Performance. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 8 of this Agreement and that the Company may in its sole discretion apply for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of such provisions of this Agreement.

         10.9. Forum. The Executive and the Company agree that any action or proceeding arising out of this Agreement (excluding any actions or proceedings subject to the mandatory arbitration provisions of Section 10.10, but including any action to confirm an award of such arbitrators and enter judgment thereon) may be commenced in the courts of the State of Texas located in the County of Travis or the United States District Courts located in the County of Travis. The Executive and the Company consent to in personam jurisdiction with respect to such courts, agree that venue will be proper in such courts and waive any objections based upon forum non conveniens. The choice of forum set forth in this Section 10.9 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under Agreement to enforce same in any other jurisdiction.


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
         10.10. Arbitration. The Company and the Executive agree that, with the exception of actions for specific performance, restraining orders or other injunctive relief pursuant to Section 10.8 and actions to enforce an arbitration award, all claims and disputes between the Company and the Executive in connection with this Agreement or otherwise related to the Executive's employment by the Company (including without limitation the termination of Executive's employment) shall be submitted to final and binding arbitration administered and conducted by the American Arbitration Association in Austin, Texas pursuant to its Labor Arbitration Rules then in effect; provided, that, that the party seeking to submit a claim or dispute hereunder to arbitration shall give the other party written notice of any arbitration proceeding at least 60 days' prior to such proceeding; provided, further, that the parties mutually agree to negotiate in good faith to resolve their differences prior to such arbitration proceeding.

         10.11. Assignment; Third Parties. The Executive may not assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his respective rights or obligations hereunder, without the prior written consent of the Company. Except as expressly provided herein, the Company may not assign or transfer this Agreement or any of its rights or obligations hereunder, without the prior written consent of the Executive. The Company may assign its rights and obligations hereunder to its successor in connection with a merger, consolidation, sale of assets, acquisition, recapitalization or other similar transaction (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement). The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

         10.12. Prior Understandings. This Agreement, together with the exhibits and schedules attached hereto which are incorporated herein by this reference, embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing specifically referring hereto and signed by the Executive and the CFO. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.
Section references refer to this Agreement unless otherwise specified.

         10.13. Further Action. The Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

         10.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.15. Indemnification. During the Term of Employment and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by applicable law, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, with respect to all expenses, judgments, fines, settlements and other amounts (including, without limitation, attorneys' fees) incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.


         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.


                                                 EXECUTIVE:


                                                 /s/ Paul Hart
                                                 -------------------------
                                                 Paul Hart

                                                 COMPANY:
                                                 SAMUELS JEWELERS, INC.


                                               By: /s/ E. Peter Healy
                                                   ------------------------
                                                   EXECUTIVE VICE PRESIDENT
                                                   CHIEF FINANCIAL OFFICER
                                                   AND SECRETARY




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